Exhibit 99.1

Acura Pharmaceuticals

to Raise Approximately $7.6 million from
Institutional Healthcare Investors

Palatine, IL (July 1, 2015) – Acura Pharmaceuticals, Inc. (NASDAQ: ACUR), today announced it has entered into a Securities Purchase Agreement with certain institutional investors to sell 9,790,000 shares of common stock at a price of $0.78 per share, payable at closing.

Roth Capital Partners served as sole placement agent for the offering. After placement agent fees and estimated offering expenses payable by the Company, the Company expects to receive net proceeds of approximately $7.05 million. The offering is expected to close on or about July 7, 2015, subject to customary closing conditions.

The Company intends to use the net proceeds from the offering for general corporate purposes, funding product development and for general and administrative expenses.

The shares of the Company’s common stock are being offered pursuant to a shelf registration statement (File No. 333-187075), including a base prospectus, which was declared effective by the United States Securities and Exchange Commission (the “SEC”) on March 15, 2013. A prospectus supplement relating to the offering will be filed with the SEC and will be available on the SEC’s website at http://www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction. Copies of the prospectus supplement and accompanying base prospectus relating to this offering may be obtained from Roth Capital Partners, LLC, 888 San Clemente, Newport Beach, CA 92660, (800) 678-9147 or email: rothecm@roth.com or by accessing the SEC’s website, www.sec.gov.

About Acura Pharmaceuticals

Acura Pharmaceuticals is a specialty pharmaceutical company engaged in the research, development and commercialization of product candidates intended to address medication abuse and misuse, utilizing its proprietary LIMITXTM, AVERSION® and IMPEDE® Technologies. LIMITX contains ingredients that are intended to reduce or limit the rate or extent of opioid release when multiple tablets are ingested. AVERSION contains polymers that cause the drug to gel when dissolved; it also contains compounds that irritate the nasal passages if the product is snorted. IMPEDE is designed to disrupt the processing of pseudoephedrine from tablets into methamphetamine.

Safe Harbor / Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the proposed public offering and the intended use of proceeds from the offering. The offering is subject to market and other conditions and there can be no assurance as to whether or when the offering may be completed or as to the actual size or terms of the offering. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including market conditions, risks associated with the cash requirements of our business and other risks detailed from time to time in our filings with the Securities and Exchange Commission, and represent our views only as of the date they are made and should not be relied upon as representing our views as of any subsequent date. We do not assume any obligation to update any forward-looking statements.

Contact:

for Acura Investor Relations

investors@acurapharm.com

847-705-7709

for Acura Media Relations

pr@acurapharm.com

847-705-7709